Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results

TEANECK, N.J., February 3, 2020 (Business Wire) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its second quarter ended December 31, 2019.

Highlights for the December 2019 quarter (compared to the December 2018 quarter)

-	Net sales of $214 million, a decrease of $4 million, or 2%

-	Net income of $12 million, a decrease of $3 million, or 19%

-	Diluted EPS of $0.29, a decrease of $0.07, or 19%

-	Adjusted EBITDA of $29 million, a decrease of $3 million, or 10%

-	Adjusted diluted EPS of $0.34, a decrease of $0.07, or 17%

COMMENTARY

“As we anticipated, our animal health sales growth accelerated in the second quarter, despite the continuing negative overlap from our China MFA sales,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “We saw double-digit sales growth in nutritional specialties and vaccines. The increase in nutritional specialties reflected good growth in dairy and poultry, plus the benefit of the recent Osprey acquisition, including the introduction of Provia Prime™, our new microbial product that helps optimize the gut microbiome. Strong international demand for our poultry vaccines was driven by new product introductions and increased penetration. Consolidated net sales declined compared to last year, primarily due to lower average selling prices in the Mineral Nutrition business, driven by the correlation with lower raw material costs.”

“We expect animal health sales growth will continue to improve for the balance of the fiscal year. The growth will be led by continued double-digit growth in nutritional specialties and vaccines, as our innovative products for poultry and dairy continue to gain market penetration. At the same time, we will continue to invest in strategic initiatives to position Phibro for future growth. Initiatives include development of a potential vaccine against African Swine Fever, the continuing build-out of our new vaccine facility and the introduction of our innovative vaccine delivery system. We also continue to invest in our companion animal initiative, based on encouraging results to date.”

QUARTERLY RESULTS

Net sales

Net sales of $214.0 million for the three months ended December 31, 2019, decreased $4.2 million, or 2%, as compared to the three months ended December 31, 2018. Animal Health increased $4.1 million, while Mineral Nutrition and Performance Products declined $6.6 million and $1.7 million, respectively.

Animal Health

Net sales of $143.7 million for the three months ended December 31, 2019, increased $4.1 million, or 3%. Net sales of MFAs and other declined $1.1 million, or 1%. Increased domestic sales were offset by reduced sales in China due to the effects of African Swine Fever. China customers purchased MFAs in advance of regulatory changes that were effective January 1, 2020. Net sales of nutritional specialty products grew $3.6 million, or 12%. The recent Osprey acquisition accounted for approximately two-thirds of the nutritional specialties sales growth. We experienced growth in net sales of domestic poultry and dairy products, partially offset by lower international sales. The increase in the domestic poultry segment was driven by the introduction of Provia Prime, a direct fed microbial product that helps optimize the gut microbiome for improved health, immunity and productivity. Net sales of vaccines increased $1.6 million, or 10%, driven by strong international demand and increased market penetration.

Mineral Nutrition

Net sales of $55.7 million for the three months ended December 31, 2019, decreased $6.6 million, or 11%, due to lower average selling prices coupled with lower overall unit volume. The decline in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $14.6 million for the three months ended December 31, 2019, decreased $1.7 million, or 10%, driven by lower volume of copper-based products, partially offset by increased volumes of personal care products.

Gross profit

Gross profit of $69.1 million for the three months ended December 31, 2019, increased $0.5 million, or 1%, as compared to the three months ended December 31, 2018. Gross profit increased to 32.3% of net sales for the three months ended December 31, 2019, as compared to 31.5% for the three months ended December 31, 2018.

Animal Health gross profit increased $1.1 million due to volume growth in nutritional specialty and vaccine products, partially offset by lower volume in MFAs and other. Mineral Nutrition gross profit decreased $0.5 million, as the decline in average selling prices and unfavorable product mix more than offset lower raw material costs. Performance Products gross profit decreased $0.1 million due to decreased volume, partially offset by favorable product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $49.5 million for the three months ended December 31, 2019, increased $6.6 million, or 15%, as compared to the three months ended December 31, 2018. SG&A for the three months ended December 31, 2019, included $0.6 million of stock-based compensation and $0.2 million of other acquisition-related costs. SG&A for the three months ended December 31, 2018, included $0.6 million of stock-based compensation and a $1.5 million benefit from the cancellation of a certain business arrangement. Excluding the effects of these costs, SG&A increased $4.9 million, or 11%.

Animal Health SG&A increased $4.4 million, including increased investments in product development and the effect of the Osprey acquisition. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate expenses increased $0.5 million due to increased costs of strategic initiatives and public company costs. Stock-based compensation, other acquisition-related costs and the benefit in the prior year from the cancellation of a certain business arrangement resulted in a net $1.7 million increase to SG&A.

Interest expense, net

Interest expense, net of $3.4 million for the three months ended December 31, 2019, increased $0.4 million, or 14%, as compared to the three months ended December 31, 2018. The increase in interest expense was primarily driven by the increase in outstanding borrowings on the Revolver. Interest income from short-term investments was comparable to the prior year.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended December 31, 2019, amounted to net gains of $0.7 million, as compared to $2.6 million in net losses for the three months ended December 31, 2018. Foreign currency gains and losses primarily arose from intercompany balances.

Provision for income taxes

The provision for income taxes was $5.0 million and $5.3 million for the three months ended December 31, 2019 and 2018, respectively. The effective income tax rate was 29.6% and 26.5% for the three months ended December 31, 2019 and 2018, respectively. The provision for income taxes during the three months ended December 31, 2018, included a $0.7 million benefit from an adjustment to the previously recorded mandatory toll charge on deemed repatriation of undistributed earnings of foreign subsidiaries and a $0.1 million benefit from the exercise of employee stock options. The effective income tax rate, without these benefits, would have been 30.5% for the three months ended December 31, 2018.

Net income

Net income of $11.9 million for the three months ended December 31, 2019, decreased $2.9 million, as compared to net income of $14.8 million for the three months ended December 31, 2018. The decrease was primarily due to a $6.1 million decline in operating income and increased interest expense of $0.4 million, partially offset by favorable foreign currency movements of $3.3 million and lower income tax expense of $0.3 million. The decline in operating income was driven by increased SG&A costs of $6.6 million as a result of investments in product development and the effect of the Osprey acquisition, partially offset by $0.5 million of increased gross profit.

Adjusted EBITDA

Adjusted EBITDA of $28.5 million for the three months ended December 31, 2019, decreased $3.1 million, or 10%, as compared to the three months ended December 31, 2018. Animal Health Adjusted EBITDA decreased $2.1 million due to increased SG&A costs as a result of investments in product development and the effect of the Osprey acquisition, partially offset by increased gross profit driven by volume growth. Mineral Nutrition Adjusted EBITDA decreased $0.4 million, driven by decreased gross profit. Performance Products Adjusted EBITDA was comparable to the prior year. Corporate expenses increased $0.6 million due to increased professional service and public company costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended December 31, 2019 and 2018, were 28.0% and 29.0%, respectively.

Adjusted diluted EPS

Adjusted diluted EPS was $0.34 for the quarter, a decrease of $0.07, as compared to $0.41 in the prior year. Increased gross profit driven by volume growth in the Animal Health business and lower income tax expense were more than offset by increased SG&A expense, primarily for product development and strategic growth initiatives and increased interest expense.

BALANCE SHEET AND CASH FLOWS

•	3.6x leverage ratio at December 31, 2019

-	$374 million total debt

-	$105 million Adjusted EBITDA

•	$75 million cash and short-term investments on hand at December 31, 2019

•	$23 million source of cash before financing for the December 2019 quarter, excluding changes in short-term investments

FINANCIAL GUIDANCE

We have updated our financial guidance for the fiscal year ending June 30, 2020. Guidance for adjusted EBITDA is unchanged. Reduced sales expectations are primarily related to the Mineral Nutrition business, where revenue is correlated with underlying raw material costs, which have declined from our earlier expectations.

Earnings per share (GAAP and adjusted) guidance has improved from initial expectations, due to a lower level of net interest expense.

See the table accompanying this press release for details of the updated guidance.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Tuesday, February 4, 2020
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (866) 211-3051
International Toll:	+1 (647) 689-6616
Conference ID:	9179438

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2019	2018	Change		2019	2018	Change
	(in millions, except per share amounts and percentages)
Net sales	$214.0	$218.2	$(4.2)	(2)%	$403.7	$418.4	$(14.6)	(4)%
Cost of goods sold	144.9	149.6	(4.7)	(3)%	277.0	283.9	(7.0)	(2)%
Gross profit	69.1	68.6	0.5	1%	126.8	134.4	(7.7)	(6)%
Selling, general and administrative	49.5	42.9	6.6	15%	97.0	85.9	11.1	13%
Operating income	19.6	25.7	(6.1)	(24)%	29.8	48.6	(18.8)	(39)%
Interest expense, net	3.4	3.0	0.4	14%	6.8	5.8	1.0	17%
Foreign currency (gains) losses, net	(0.7)	2.6	(3.3)	*	2.5	(0.0)	2.5	*
Income before income taxes	16.9	20.1	(3.2)	(16)%	20.5	42.8	(22.3)	(52)%
Provision for income taxes	5.0	5.3	(0.3)	(6)%	6.1	11.7	(5.7)	(48)%
Net income	$11.9	$14.7	$(2.9)	(19)%	$14.4	$31.1	$(16.7)	(54)%
Net income per share
basic	$0.29	$0.37	$(0.08)		$0.36	$0.77	$(0.41)
diluted	$0.29	$0.36	$(0.07)		$0.36	$0.77	$(0.41)

Weighted average common shares outstanding
basic	40.5	40.4			40.5	40.4
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	32.3%	31.5%			31.4%	32.1%
Selling, general and administrative	23.1%	19.7%			24.0%	20.5%
Operating income	9.2%	11.8%			7.4%	11.6%
Income before income taxes	7.9%	9.2%			5.1%	10.2%
Net income	5.6%	6.8%			3.6%	7.4%
Effective tax rate	29.6%	26.5%			29.6%	27.4%

Amounts and percentages may reflect rounding adjustments

 * Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2019	2018	Change		2019	2018	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$92.0	$93.1	$(1.1)	(1)%	$167.0	$180.1	$(13.1)	(7)%
Nutritional specialties	33.1	29.5	3.6	12%	63.5	56.4	7.1	13%
Vaccines	18.7	17.0	1.6	10%	35.1	34.3	0.8	2%
Animal Health	143.7	139.6	4.1	3%	265.5	270.8	(5.2)	(2)%
Mineral Nutrition	55.7	62.3	(6.6)	(11)%	108.3	117.2	(8.8)	(8)%
Performance Products	14.6	16.3	(1.7)	(10)%	29.9	30.5	(0.6)	(2)%
Total	$214.0	$218.2	$(4.2)	(2)%	$403.7	$418.4	$(14.6)	(4)%

Adjusted EBITDA
Animal Health	$33.8	$35.9	$(2.1)	(6)%	$58.9	$71.6	$(12.7)	(18)%
Mineral Nutrition	3.7	4.1	(0.4)	(10)%	7.2	6.6	0.5	8%
Performance Products	1.5	1.5	(0.1)	(4)%	2.3	2.2	0.1	*
Corporate	(10.5)	(9.9)	(0.6)	*	(20.2)	(18.8)	(1.4)	*
Total	$28.5	$31.6	$(3.1)	(10)%	$48.1	$61.7	$(13.6)	(22)%

Ratio to segment net sales
Animal Health	23.5%	25.7%			22.2%	26.5%
Mineral Nutrition	6.6%	6.6%			6.6%	5.7%
Performance Products	10.0%	9.3%			7.7%	7.3%
Corporate (1)	(4.9)%	(4.5)%			(5.0)%	(4.5)%
Total (1)	13.3%	14.5%			11.9%	14.8%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$11.9	$14.7	$(2.9)	(19)%	$14.4	$31.1	$(16.7)	(54)%
Interest expense, net	3.4	3.0	0.4	14%	6.8	5.8	1.0	17%
Provision for income taxes	5.0	5.3	(0.3)	(6)%	6.1	11.7	(5.7)	(48)%
Depreciation and amortization	8.1	6.8	1.3	19%	15.9	13.5	2.4	18%
EBITDA	28.5	29.9	(1.5)	(5)%	43.2	62.1	(18.9)	(30)%

Restructuring costs	-	-	-	*	0.4	-	0.4	*
Stock-based compensation	0.6	0.6	-	0%	1.1	1.1	-	0%
Acquisition-related cost of goods sold	-	-	-	*	0.3	-	0.3	*
Acquisition-related transaction costs	-	-	-	*	0.5	-	0.5	*
Acquisition-related other, net	0.2	-	0.2	*	0.2	-	0.2	*
Other, net (1)	-	(1.5)	1.5	*	-	(1.5)	1.5	*
Foreign currency (gains) losses, net	(0.7)	2.6	(3.3)	*	2.5	(0.0)	2.5	*
Adjusted EBITDA	$28.5	$31.6	$(3.1)	(10)%	$48.1	$61.7	$(13.6)	(22)%

(1) Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2019	2018	Change		2019	2018	Change
	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$143.3	$148.3	$(5.0)	(3)%	$273.5	$281.3	$(7.8)	(3)%
Adjusted gross profit	70.7	70.0	0.8	1%	130.2	137.1	(6.9)	(5)%
Adjusted selling, general and administrative	48.1	43.7	4.4	10%	93.6	85.9	7.7	9%
Adjusted interest expense, net	3.3	3.0	0.3	10%	6.7	5.8	0.9	15%
Adjusted income before income taxes	19.3	23.3	(4.0)	(17)%	29.9	45.4	(15.5)	(34)%
Adjusted provision for income taxes	5.4	6.8	(1.4)	(20)%	8.4	12.9	(4.6)	(35)%
Adjusted net income	$13.9	$16.5	$(2.6)	(16)%	$21.5	$32.5	$(10.9)	(34)%

Adjusted net income per share
diluted	$0.34	$0.41	$(0.07)	(17)%	$0.53	$0.80	$(0.27)	(34)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5
Ratio to net sales
Adjusted gross profit	33.0%	32.1%			32.2%	32.8%
Adjusted selling, general and administrative	22.5%	20.0%			23.2%	20.5%
Adjusted income before income taxes	9.0%	10.7%			7.4%	10.9%
Adjusted net income	6.5%	7.6%			5.3%	7.8%
Adjusted effective tax rate	28.0%	29.0%			28.0%	28.5%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$11.9	$14.7	$(2.9)	(19)%	$14.4	$31.1	$(16.7)	(54)%
Restructuring costs	-	-	-	*	0.4	-	0.4	*
Stock-based compensation (1)	0.6	0.6	(0.0)	(0)%	1.1	1.1	(0.0)	(0)%
Acquisition-related cost of goods sold	-	-	-	*	0.3	-	0.3	*
Acquisition-related intangible amortization(2)	1.6	1.3	0.3	22%	3.1	2.6	0.5	19%
Acquisition-related intangible amortization(1)	0.7	0.2	0.5	239%	1.2	0.4	0.8	216%
Acquisition-related transaction costs(1)	-	-	-	*	0.5	-	0.5	*
Acquisition-related other, net (1)	0.2	-	0.2	*	0.2	-	0.2	*
Other, net(1) (3)	-	(1.5)	1.5	*	-	(1.5)	1.5	*
Acquisition-related accrued interest	0.1	-	0.1	*	0.1	0.0	0.1	*
Foreign currency (gains) losses, net(4)	(0.7)	2.6	(3.3)	*	2.5	(0.0)	2.5	*
Adjustments to income taxes(5)	(0.4)	(1.4)	1.0	*	(2.3)	(1.2)	(1.1)	*
Adjusted net income	$13.9	$16.5	$(2.6)	(16)%	$21.5	$32.5	$(10.9)	(34)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1) Included in selling, general and administrative

(2) Included in cost of goods sold

(3) Relates to the cancellation of a certain business arrangement

(4) Primarily related to intercompany balances

(5) Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2019	2018	Change	2019	2018	Change
	(in millions)
EBITDA	$28.5	$29.9	$(1.4)	$43.2	$62.1	$(18.9)
Adjustments
Restructuring costs	0.0	-	0.0	0.4	-	0.4
Stock-based compensation	0.5	0.6	(0.0)	1.1	1.1	-
Acquisition-related cost of goods sold	(0.0)	-	(0.0)	0.3	-	0.3
Acquisition-related transaction costs	(0.0)	-	(0.0)	0.5	-	0.5
Acquisition-related other, net	0.2	-	0.2	0.2	-	0.2
Other, net (1)	-	(1.5)	1.5	-	(1.5)	1.5
Foreign currency (gains) losses, net	(0.7)	2.6	(3.3)	2.5	(0.0)	2.5
Interest paid	(3.1)	(3.1)	0.1	(6.3)	(5.9)	(0.4)
Income taxes paid	(4.7)	(4.7)	0.0	(9.4)	(10.5)	1.1
Changes in operating assets and liabilities and other items	11.4	(8.4)	19.8	(3.5)	(28.7)	25.2
Cash used for acquisition-related transaction costs	0.0	-	0.0	(0.5)	-	(0.5)
Net cash provided (used) by operating activities	$32.1	$15.3	$16.8	$28.5	$16.6	$11.9

Short-term investments, net	$(25.0)	$1.0	$(26.0)	$(25.0)	$1.0	$(26.0)
Capital expenditures	(8.5)	(6.1)	(2.4)	(16.1)	(12.1)	(4.0)
Business acquisitions	0.1	0.0	0.1	(54.5)	(9.8)	(44.7)
Other investing, net	(0.7)	0.3	(1.0)	(1.0)	0.0	(1.0)
Net cash provided (used) by investing activities	$(34.1)	$(4.8)	$(29.4)	$(96.6)	$(20.9)	$(75.7)

Net cash flow before financing activities	$(2.0)	$10.6	$(12.6)	$(68.1)	$(4.3)	$(63.8)

(1) Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

Phibro Animal Health Corporation

Updated Guidance for fiscal year 2020

	GAAP
For the year ending June 30	2020			2019	Change from 2019						Change from Previous Guidance
	(in millions, except per share amounts and percentages)
Net sales - Animal Health segment	$537	-	$547	$532	$5	-	$15	1%	-	3%	$-	-	$(10)
Net sales	812	-	828	828	(16)	-	0	(2)%	-	0%	(21)	-	(35)

Gross profit	265	-	272	265	1	-	8	0%	-	3%	(5)	-	(8)
Selling, general and administrative	198	-	201	181	17	-	20	9%	-	11%	(7)	-	(10)
Operating income	67	-	71	83	(16)	-	(12)	(20)%	-	(15)%	2	-	2
Interest expense, net	14	-	14	12	2	-	3	18%	-	22%	(4)	-	(4)
Foreign currency (gains) losses, net	3	-	3	(0)	3	-	3	*	-	*	3	-	3
Income before income taxes	51	-	54	72	(21)	-	(17)	(29)%	-	(24)%	3	-	4
Provision (benefit) for income taxes	15	-	16	17	(2)	-	(1)	(13)%	-	(8)%	2	-	2
Net income	$36	-	$38	$54	$(19)	-	$(16)	(35)%	-	(30)%	$2	-	$2

Net income per share - diluted	$0.88	-	$0.95	$1.35	$(0.47)	-	$(0.40)	(35)%	-	(30)%	$0.04	-	$0.05

Weighted average common shares outstanding - diluted	40.5	-	40.5	40.5							-	-	-

GAAP effective income tax rate	29.5%	-	29.0%	23.5%							2.0%	-	2.0%

	Adjusted
For the year ending June 30	2020			2019	Change						Change from Previous Guidance
	(in millions, except per share amounts and percentages)
Adjusted gross profit	272	-	279	270	2	-	9	1%	-	3%	(7)	-	(10)
Adjusted selling, general and administrative	194	-	197	173	20	-	23	12%	-	13%	(7)	-	(10)

Adjusted EBITDA	$103	-	$107	$118	$(15)	-	$(11)	(13)%	-	(9)%	$-	-	$-
Depreciation expense	25	-	25	21	3	-	3	14%	-	14%	-	-	-
Adjusted interest expense, net	14	-	14	12	2	-	2	15%	-	20%	(4)	-	(5)
Adjusted income before income taxes	65	-	68	85	(20)	-	(16)	(24)%	-	(19)%	4	-	5
Adjusted provision (benefit) for income taxes	18	-	19	23	(5)	-	(4)	(20)%	-	(18)%	1	-	2
Adjusted net income	$47	-	$50	$62	$(15)	-	$(12)	(25)%	-	(20)%	$3	-	$3

Adjusted net income per share - diluted	$1.15	-	$1.22	$1.53	$(0.38)	-	$(0.31)	(25)%	-	(20)%	$0.07	-	$0.08

Ratio to net sales
Adjusted gross profit	33.5%	-	33.7%	32.6%							(0.0)%	-	0.2%
Adjusted selling, general and administrative	23.9%	-	23.8%	20.9%							(0.3)%	-	(0.2)%
Adjusted EBITDA	12.7%	-	12.9%	14.3%							0.3%	-	0.5%
Adjusted effective income tax rate	28.0%	-	27.5%	26.9%							0.5%	-	0.5%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:        Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com